EXHIBIT 99.1

Shenandoah Telecommunications Company Reports Second Quarter 2025 Results

EDINBURG, Va., July 31, 2025 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (Nasdaq: SHEN) announced second quarter 2025 financial and operating results.

Second Quarter 2025 Highlights

  Glo Fiber Expansion Markets1 data subscribers grew 43.1% compared to the second quarter of 2024 to approximately 76,000.
  Glo Fiber Expansion Markets revenue grew 40.5% compared to the second quarter of 2024 to $19.8 million.
  Total revenue grew 3.2% compared to the second quarter of 2024 to $88.6 million.
  Net loss from continuing operations was $9.0 million compared to $12.8 million in the second quarter of 2024.
  Adjusted EBITDA2 grew 21.9% compared to the second quarter of 2024 to $28.4 million.
  Adjusted EBITDA margin expanded from 27% in the second quarter 2024 to 32% in the second quarter 2025.

“Our second quarter results reflect solid Glo Fiber growth and the successful realization of Horizon synergies that we expect will drive sustainable Adjusted EBITDA growth and margin expansion for Shentel,” said President and CEO, Christopher E. French. “Glo Fiber revenue grew 40.5% over the same period a year ago with an incremental margin of 71%. We also realized the full impact of our projected $13.8 million of annual run-rate synergies from the Horizon Telcom acquisition in the second quarter.”

Shentel’s second-quarter earnings conference call will be webcast at 4:30 p.m. ET on Thursday, July 31, 2025. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

Second Quarter 2025 Results Compared with Second Quarter 2024

  Revenue increased by $2.8 million, or 3.2%, to $88.6 million, primarily due to Residential & SMB - Glo Fiber Expansion Markets revenue growth of $5.7 million, or 40.5%, driven by a 43.1% year-over-year growth in data revenue generating units (“RGUs”). This growth was partially offset by Residential & SMB - Incumbent Broadband Markets3 revenue decline of $1.4 million, or 3.2%, and Commercial Fiber revenue decline of $1.2 million, or 6.0%. Residential & SMB - Incumbent Broadband Markets revenue decreased due to lower video revenue driven by a 14.5% decline in video RGUs. Commercial Fiber revenue decreased primarily due to $0.8 million in non-cash deferred revenue adjustment for a modified carrier contract and $0.9 million in early termination fees earned in the prior year. Excluding these variances, Commercial Fiber revenue grew 2.7% over the prior period 2024.
  Cost of services decreased by $1.9 million, or 5.5%, due to decreases in network payroll, line and programming costs.
  Selling, general and administrative expense decreased by $0.5 million, or 1.6%, due to decreases in professional fees and software maintenance costs, partially offset by an increase in property taxes.
  Restructuring, integration and acquisition expense decreased by $11.1 million, or 98.2%. Restructuring, integration and acquisition expense in 2024 related primarily to costs incurred to effect the acquisition of Horizon and integration of costs during the post-acquisition period.
  Depreciation and amortization increased by $9.5 million, or 37.2%, due to the Company’s expansion of its Glo Fiber network and a $4.2 million write-off of plant under construction inventory assets which are no longer expected to be used.
  Total broadband homes passed grew 92,847 to approximately 623,000, including 379,000 Glo Fiber Expansion Market passings and 244,000 Incumbent Broadband Markets passings.

1 Glo Fiber Expansion Markets consists of fiber to the home (“FTTH”) passings in greenfield expansion markets.
2 See “Non-GAAP Financial Measures” below for a reconciliation to the most comparable GAAP measure.
3 Incumbent Broadband Markets consists of Incumbent Cable Markets and Incumbent Telephone Markets with FTTH passings.

Other Information

  Capital expenditures were $169.4 million for the six months ended June 30, 2025 compared with $150.9 million for the six months ended June 30, 2024. The $18.5 million increase in capital expenditures was primarily driven by expansion of the networks in Glo Fiber Expansion Markets and government-subsidized markets.
  The Company received $17.3 million and $7.7 million in government grant cash reimbursements during the six months ended June 30, 2025 and 2024, respectively.
  As of June 30, 2025, the Company’s total available liquidity was $266.7 million, consisting of (i) cash and cash equivalents totaling $29.1 million; (ii) $143.0 million of availability under the Company’s revolving credit facility; and (iii) an aggregate of $94.6 million remaining reimbursements available under government grants, which reimbursements are subject to fulfilling the terms of the underlying agreements. During the six months ended June 30, 2025, the Company borrowed a total of $100.0 million under its term loans and had total indebtedness of $513.1 million as of June 30, 2025.
  The Company executed an Asset Purchase Agreement in April 2025 to acquire fiber-to-the-home assets and operations for $5 million, passing more than 1,500 homes and businesses with approximately 700 customers in Virginia. The Company completed the acquisition on July 9, 2025.

2025 Financial Outlook

The Company initiates 2025 financial guidance.

	Year Ending December 31, 2025		Year Ended December 31, 2024	% Change 2024 to 2025 Midpoint
	Guidance Range
(dollars in millions)	Low	High
Total Revenue	$352	$357	$328	8.1%
Adjusted EBITDA[1]	$113	$118	$95	21.6%
Capital Expenditures, net of government grant reimbursements	$260	$290	$300	(8.3)%

1 Further clarification and explanation of this non-GAAP measure can be found in the “Non-GAAP Financial Measures” section of this release below.

The 2025 financial guidance presented above does not reflect any assumptions regarding the potential impacts of the evolving tariff environment. The Company does not provide a reconciliation for Adjusted EBITDA forecasts (which represents a forecast of a non-GAAP financial measure) because it cannot predict the special items that could arise without unreasonable effort.

Earnings Call Webcast

Date: Thursday, July 31, 2025
Time: 4:30 p.m. ET
Listen via Internet: https://investor.shentel.com/
For Analysts, please register to dial-in at this link.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides broadband services through its high speed, state-of-the-art fiber optic and cable networks to residential and commercial customers in eight contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dark fiber leasing, and managed network services. The Company owns an extensive regional network with over 17,700 route miles of fiber. For more information, please visit www.shentel.com.

This release contains forward-looking statements and projections about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2024 and our Quarterly Reports on Form 10-Q. Those factors may include, among others, changes in overall economic conditions including rising inflation, changes in tariffs, regulatory requirements, changes in technologies, changes in competition, demand for our products and services, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:

Shenandoah Telecommunications Company
Lucas Binder
Vice President of Corporate Finance
540-984-4800
Lucas.Binder@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Residential & SMB - Incumbent Broadband Markets[1,3]	$42,837	$44,243	$86,196	$88,047
Residential & SMB - Glo Fiber Expansion Markets[2]	19,796	14,093	38,240	26,211
Commercial Fiber[3]	19,483	20,723	39,095	30,706
RLEC & Other	6,452	6,740	12,935	10,083
Service revenue and other	88,568	85,799	176,466	155,047
Operating expenses:
Cost of services exclusive of depreciation and amortization	32,624	34,541	65,654	60,526
Selling, general and administrative	29,743	30,239	60,735	58,217
Restructuring, integration and acquisition	206	11,325	716	11,943
Depreciation and amortization	35,103	25,579	64,561	43,022
Total operating expenses	97,676	101,684	191,666	173,708
Operating loss	(9,108)	(15,885)	(15,200)	(18,661)
Other (expense) income:
Interest expense	(6,003)	(3,996)	(10,895)	(8,072)
Other income, net	3,015	1,908	3,748	3,644
Loss from continuing operations before income taxes	(12,096)	(17,973)	(22,347)	(23,089)
Income tax benefit	(3,048)	(5,200)	(4,167)	(6,226)
Loss from continuing operations	(9,048)	(12,773)	(18,180)	(16,863)
Discontinued operations:
(Loss) income from discontinued operations, net of tax	—	(99)	—	1,882
Gain on the sale of discontinued operations, net of tax	—	—	—	216,805
Total (loss) income from discontinued operations, net of tax	—	(99)	—	218,687
Net (loss) income	(9,048)	(12,872)	(18,180)	201,824
Dividends on redeemable noncontrolling interest	1,497	—	2,969	—
Net (loss) income attributable to common shareholders	$(10,545)	$(12,872)	$(21,149)	$201,824

Net (loss) income per share attributable to common shareholders, basic and diluted:
Loss from continuing operations	$(0.19)	$(0.24)	$(0.38)	$(0.32)
(Loss) income from discontinued operations, net of tax	—	—	—	4.16
Net (loss) income per share	$(0.19)	$(0.24)	$(0.38)	$3.84

Weighted average shares outstanding	55,103	54,730	55,032	52,620

1 Revenue from residential and small and medium business (“SMB”) customers in Incumbent Broadband Markets is primarily earned through the Company’s provision of data, video and voice services over primarily hybrid fiber coaxial cable and to a lesser extent fiber to the home (“FTTH”) networks in incumbent markets.
2 Revenue from residential and SMB customers in Glo Fiber Expansion Markets is primarily earned through the Company’s provision of data, video and voice services over FTTH networks in new greenfield expansion markets.
3 Shentel updated the presentation of certain Residential & SMB - Incumbent Broadband Markets and Commercial Fiber revenues in the prior year to conform with changes in how management currently views these lines of business.

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$29,077	$46,272
Accounts receivable, net of allowance for credit losses of $1,125 and $1,156, respectively	34,551	29,722
Income taxes receivable	3,278	1,244
Prepaid expenses and other	16,445	17,282
Total current assets	83,351	94,520
Investments	15,974	15,709
Property, plant and equipment, net	1,523,994	1,438,538
Goodwill and intangible assets, net	156,832	157,723
Operating lease right-of-use assets	19,442	19,548
Deferred charges and other assets	15,081	14,235
Total assets	$1,814,674	$1,740,273
LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$10,203	$9,204
Accounts payable	62,516	57,820
Advanced billings and customer deposits	16,831	16,104
Accrued compensation	11,314	16,283
Current operating lease liabilities	2,933	3,060
Accrued liabilities and other	11,143	12,100
Total current liabilities	114,940	114,571
Long-term debt, less current maturities, net of unamortized loan fees	501,611	407,675
Other long-term liabilities:
Deferred income taxes	163,268	167,716
Benefit plan obligations	4,934	4,945
Non-current operating lease liabilities	10,378	10,794
Other liabilities	32,146	33,525
Total other long-term liabilities	210,726	216,980
Commitments and contingencies
Temporary equity:
Redeemable noncontrolling interest	85,433	82,464
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 54,897 and 54,605 issued and outstanding at June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid in capital	153,116	147,733
Retained earnings	747,848	768,997
Accumulated other comprehensive income, net of taxes	1,000	1,853
Total shareholders’ equity	901,964	918,583
Total liabilities, temporary equity and shareholders’ equity	$1,814,674	$1,740,273

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)	Six Months Ended June 30,
	2025	2024
Cash flows from operating activities:
Net (loss) income	$(18,180)	$201,824
Income from discontinued operations, net of tax	—	218,687
Loss from continuing operations	(18,180)	(16,863)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	63,613	42,424
Amortization of intangible assets	948	598
Stock-based compensation expense, net of amount capitalized	5,904	6,236
Deferred income taxes	(4,167)	(6,226)
Provision for credit losses	804	1,266
Other, net	165	150
Changes in assets and liabilities
Accounts receivable	1,155	965
Current income taxes	217	234
Operating lease assets and liabilities, net	(437)	(233)
Other assets	(2,345)	(3,354)
Accounts payable	975	(1,140)
Other deferrals and accruals	(4,931)	(882)
Net cash provided by operating activities - continuing operations	43,721	23,175
Net cash used in operating activities - discontinued operations	(2,251)	(5,476)
Net cash provided by operating activities	41,470	17,699

Cash flows from investing activities:
Capital expenditures	(169,432)	(150,914)
Government grants received	17,281	7,653
Cash disbursed for acquisition, net of cash acquired	—	(347,411)
Proceeds from sale of assets and other	243	1,715
Net cash used in investing activities - continuing operations	(151,908)	(488,957)
Net cash provided by investing activities - discontinued operations	—	305,827
Net cash used in investing activities	(151,908)	(183,130)

Cash flows from financing activities:
Proceeds from credit facility borrowings	100,000	—
Principal payments on long-term debt	(4,893)	(2,618)
Payments for debt amendment costs	(430)	(4,390)
Proceeds from the issuance of redeemable noncontrolling interest, net of financing fees paid	—	79,380
Taxes paid for equity award issuances	(1,035)	(1,671)
Payments for financing arrangements and other	(399)	(746)
Net cash provided by financing activities	93,243	69,955
Net decrease in cash and cash equivalents	(17,195)	(95,476)
Cash and cash equivalents, beginning of period	46,272	139,255
Cash and cash equivalents, end of period	$29,077	$43,779

Supplemental Disclosures of Cash Flow Information
Interest paid, net of amounts capitalized	$(9,891)	$(6,526)
Income taxes paid	$(2,034)	$(7,085)

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as (loss) income from continuing operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment expense, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of (loss) income from continuing operations, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Loss from continuing operations	$(9,048)	$(12,773)	$(18,180)	$(16,863)
Depreciation and amortization	35,103	25,579	64,561	43,022
Interest expense	6,003	3,996	10,895	8,072
Other income, net	(3,015)	(1,908)	(3,748)	(3,644)
Income tax benefit	(3,048)	(5,200)	(4,167)	(6,226)
Stock-based compensation	2,187	2,270	5,904	6,236
Restructuring, integration and acquisition	206	11,325	716	11,943
Adjusted EBITDA	$28,388	$23,289	$55,981	$42,540

Adjusted EBITDA margin	32%	27%	32%	27%

Supplemental Information

In the below table, Shentel updated the presentation of certain Residential & SMB - Incumbent Broadband Markets and Commercial Fiber revenues in the prior year to conform with changes in how management views these lines of business.

Operating Statistics

	Three Months Ended June 30,
	2025	2024
Homes and businesses passed (1)
Incumbent Broadband Markets	244,007	232,531
Glo Fiber Expansion Markets	378,916	297,545
Total homes and businesses passed	622,923	530,076

Residential & Small and Medium Business (“SMB") Revenue Generating Units ("RGUs"):
Incumbent Broadband Markets	111,730	111,256
Glo Fiber Expansion Markets	76,276	53,285
Broadband Data	188,006	164,541
Video	37,626	42,079
Voice	26,129	24,848
Total Residential & SMB RGUs (excludes RLEC)	251,761	231,468

Residential & SMB Penetration (2)
Incumbent Broadband Markets	45.8%	47.8%
Glo Fiber Expansion Markets	20.1%	17.9%
Broadband Data	30.2%	31.0%
Video	6.0%	7.9%
Voice	4.4%	4.9%

Fiber route miles	17,740	16,029
Total fiber miles (3)	1,936,922	1,798,211

(1) Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2) Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
(3) Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.
(4) Glo Fiber Expansion Markets consists of FTTH passings in greenfield expansion markets.
(5) Incumbent Broadband Markets consists of Incumbent Cable Markets and Incumbent Telephone Markets with Fiber-To-The-Home (“FTTH”) passings.

Residential & SMB ARPU

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Residential & SMB Revenue:
Incumbent Broadband Markets	27,850	27,976	55,726	55,441
Glo Fiber Expansion Markets	16,920	11,840	32,684	22,033
Broadband Data	$44,770	$39,816	$88,410	$77,474
Video	14,296	14,893	28,954	29,273
Voice	2,557	2,611	5,116	5,113
Other	1,010	1,016	1,956	2,398
Total Residential & SMB Revenue	$62,633	$58,336	$124,436	$114,258

Average RGUs:
Incumbent Broadband Markets	111,779	111,689	111,653	110,472
Glo Fiber Expansion Markets	73,514	50,888	70,691	47,525
Broadband Data	185,293	162,577	182,344	157,997
Video	38,076	42,443	38,666	41,869
Voice	26,082	24,717	25,969	24,660

ARPU: (1)
Incumbent Broadband Markets	$83.05	$83.49	$83.18	$83.64
Glo Fiber Expansion Markets	$76.72	$77.56	$77.06	$77.27
Broadband Data	$80.56	$81.64	$80.81	$81.73
Video	$125.15	$116.96	$124.80	$116.53
Voice	$32.68	$35.21	$32.83	$34.56

(1) Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Shentel updated the presentation of certain revenues in the prior year to conform with changes in how management views these lines of business. This reclassification also resulted in updated ARPU values for the prior period.